Exhibit 5.1

August 18, 2025

Hyperion DeFi, Inc.

23461 S. Pointe Drive, Suite 390

Laguna Hills, CA 92653

Ladies and Gentlemen:

We have acted as counsel to Hyperion DeFi, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) 5,172,934 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Hyperion DeFi, Inc. Amended and Restated 2018 Omnibus Stock Incentive Plan, as Amended (the “Plan”) and (ii) 500,000 shares of Common Stock issuable upon the vesting of restricted stock units granted as an inducement to employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (together with the Plan Shares, the “Shares”), pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is referred to herein as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan (where applicable) and any individual agreements relating to such Shares, the Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP